Fuse Science Technology Provides Superior Roll-On Alternative for $1.7 Billion Hormone Replacement Category

Miami Lakes, FL – June 27, 2013 – Fuse Science, Inc. (OTCQB: DROP) (www.fusescience.com), a consumer products and delivery technology company that is developing new, patent-pending technologies poised to redefine how consumers receive energy, medicines, vitamins and minerals announced today additional information regarding the results of their latest research that has emerged from continued clinical analysis during due diligence of the Company’s technology as part of the active M&A process. Fuse Science’s proprietary technology has demonstrated the successful delivery of Estradiol in a roll-on application at therapeutic levels through the epidermis.

Millions of women in the United States suffer from hormonal imbalance, whether it is early menopause, peri-menopause symptoms or premenstrual symptoms. The side effects of these hormone imbalances include hot flashes, night sweats, trouble sleeping and weight gain. All of these side effects are concerning to most aging women.

Hormone replacement therapies (“HRT”) with Estradiol and Estrogen for post-menopausal women and other hormone treatments are most commonly delivered via oral administration or a transdermal patch application. Now, Fuse Science has successfully demonstrated that its technology offers the ability to deliver Estradiol through the epidermis in a simple roll-on application. We believe that this alternative affords a significant benefit over the challenges of oral administration and limitations of patch delivery. Recent research data shows that Fuse Science’s technology can deliver the required (and even higher) levels of Estradiol for a 24 hour period, without any optimization. Further, the roll-on is applied to the smallest surface area required for delivery of a transdermal HRT, providing a huge benefit and convenience for patients. Fuse Science recognizes that these research results are of particular interest in establishing new areas of growth for this major pharmaceutical category and believes that its proprietary technology provides an enhanced delivery option, superior ease of use, and the expansion of therapeutic possibilities in this $1.7 billion product category.

As a result, Fuse Science has expanded strategic talks to the leading producers of Estrodial in the hormone replacement category, as part of the company’s structured active M&A and licensing process.

The full research report on the Estradiol hormone delivery results can be found by visiting this link: http://ir.stockpr.com/fusescience/clinical-research and clicking on the May 31, 2013 study.

About Fuse Science, Inc.

Fuse Science, Inc. (OTCQB: DROP), is an innovative consumer products and delivery technology company based in Miami Lakes, Florida. Fuse Science holds the rights to new, patent-pending technologies poised to redefine how consumers receive energy, medicines, vitamins and minerals. The Company maintains the rights to sublingual and transdermal delivery systems for bioactive agents that can now, for the first time, effectively encapsulate and charge many varying molecules in order to produce complete product formulations which can bypass the gastrointestinal tract and enter the blood stream directly - all in a concentrated "DROP" form that is simply applied under the tongue. The Fuse Science technology is designed to accelerate conveyance of medicines or nutrients relative to traditional pills and liquids and can enhance how consumers receive these products. Information about Fuse Science is available online at www.fusescience.com and www.poweredbyfuse.com or by calling 305-503-FUSE (3873).

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For more information:	To schedule an interview:
Fuse Science, Inc.	Gus DeQuesada
Investor Relations	Michelsen Advertising
Direct: (305) 503-3873, Ext. 2	C-305-733-1410 / 786-488-7138
Email: ir@fusescience.com	prnews@michelsenadvertising.com